Exhibit 11 - Computation of Earnings Per Share

Earnings Per Share (EPS), presented below is the calculation of basic and diluted EPS for the Company for the Six months ended June 30, 1999 and 1998.

                                                                   1999                  1998
                                                             -----------------------------------
Net Income                                                   $9,173,118               $7,912,972
Less:    minority interest                                        3,713                    3,713
                                                             ----------               ----------
Net income available to common shareholders                  $9,169,405               $7,909,259
Weighted average shares outstanding                           9,666,653                9,721,453
Plus: effect of stock options as dilutive securities             79,132                 151,744
                                                             ----------               ----------
Adjusted weighted average shares assuming dilution            9,745,785                9,873,196

EPS - Basic                                                  $     0.95               $      .81
EPS - Diluted                                                $     0.94               $      .80

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

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